Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Earns $9.2 Million, or $0.40 Per Diluted Share, in First Quarter;
Net Income Highlighted by Strong Revenue Generation and Improved Credit Quality

Walla Walla, WA – April 23, 2012 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported that net income increased to $9.2 million in the first quarter of 2012, compared to net income of $5.1 million in the preceding quarter.  In the first quarter a year ago Banner reported a net loss of $7.8 million.

“Banner’s first quarter operating results provided further evidence, and confirmed through the hard work of our employees throughout the Company, that we are successfully executing on our strategies to strengthen our franchise and deliver sustainable profitability,” said Mark J. Grescovich, President and Chief Executive Officer.  “Our return to profitability for the last four quarters reflects significant progress on the key objectives of our turnaround plan.  Banner’s operating performance again showed improvement on every key metric compared to the first quarter a year ago.  Our first quarter revenues from core operations* (net interest income before the provision for loan losses plus total other operating income excluding fair value and other-than-temporary impairment (OTTI) adjustments) increased 7% when compared to the first quarter a year ago. Our net interest margin expanded to 4.11% in the first quarter compared to 3.94% in the first quarter a year ago, our deposit fee income remained strong, increasing by 11% compared to the first quarter a year ago, and revenues from mortgage banking, which increased by 37% compared to the immediately preceding quarter, were nearly three times larger than the first quarter of 2011. This progress clearly demonstrates that our strategic turnaround plan is effective and is building shareholder value.”

In the first quarter of 2012, Banner paid a $1.6 million dividend on the $124 million of senior preferred stock it issued to the U.S. Department of the Treasury under the Capital Purchase Program.  In addition, Banner accrued $454,000 for related discount accretion.  Including the preferred stock dividend and related accretion, net income available to common shareholders was $0.40 per share for the first quarter of 2012, compared to net income available to common shareholders of $0.18 per share in the fourth quarter of 2011 and a net loss to common shareholders of $0.60 per share for the first quarter a year ago.

First Quarter 2012 Highlights (compared to first quarter 2011 except as noted)

•	Net income was $9.2 million, compared to a net loss of $7.8 million in the first quarter a year ago.
•	Revenues from core operations* increased 7% to $50.4 million.
•	The net interest margin improved to 4.11%, compared to 4.07% in the preceding quarter and 3.94% for the first quarter of 2011.
•	Net interest income before provision for loan losses increased 3%.
•	Deposit fees and service charges increased 11%.
•	Mortgage banking revenues increased 175%.
•	Non-performing assets decreased to $93.1 million at March 31, 2012, a 22% decrease compared to three months earlier and a 59% decrease compared to a year earlier.
•	Non-performing loans decreased to $64.9 million at March 31, 2012, a 14% decrease compared to three months earlier and a 51% decrease compared to a year earlier.
•	Real estate owned and repossessed assets decreased to $27.7 million at March 31, 2012, a 36% decrease compared to three months earlier and a 71% decrease compared to a year earlier.

Credit Quality

“Improving the risk profile of Banner and aggressively managing our troubled assets has been and will remain a primary focus for the Company.  We continue to show good progress as nonperforming assets have been reduced nearly 22% compared to the fourth quarter of 2011 and 59% compared to a year ago.  Credit costs continue to decline and were significantly below those of a year ago as our special asset teams continued to make meaningful progress at reducing problem assets,” said Grescovich.

BANR – First Quarter 2012 Results
April 23, 2012

Banner recorded a $5.0 million provision for loan losses in the first quarter of 2012, equal to the provision in the preceding quarter and substantially lower than the $17.0 million provision recorded in the first quarter a year ago.  The allowance for loan losses at March 31, 2012 totaled $81.5 million, representing 2.52% of total loans outstanding and 126% of non-performing loans.  Non-performing loans decreased 14% to $64.9 million at March 31, 2012, compared to $75.3 million three months earlier, and decreased 51% when compared to $131.7 million a year earlier.

Banner’s real estate owned and repossessed assets decreased 36% to $27.7 million at March 31, 2012, compared to $43.0 million three months earlier and decreased 71% when compared to $95.0 million a year ago.  Net charge-offs in the first quarter of 2012 totaled $6.4 million, or 0.20% of average loans outstanding, compared to $8.2 million, or 0.25% of average loans outstanding for the fourth quarter of 2011 and $16.8 million, or 0.50% of average loans outstanding, for the first quarter a year ago.

Non-performing assets decreased 22% to $93.1 million at March 31, 2012, compared to $118.9 million three months earlier and decreased 59% when compared to $228.6 million a year ago.  At March 31, 2012, Banner’s non-performing assets were 2.24% of total assets, compared to 2.79% at December 31, 2011 and 5.32% a year ago.

Income Statement Review

“The improvement in our net interest margin largely reflects continuing reductions in our funding costs, particularly in our deposit costs, and a significant reduction in the adverse effect of non-performing assets.  This reduced cost of funds coupled with changes in our asset mix made it possible for us to maintain a strong net interest margin in recent quarters and to increase it by 17 basis points compared to the first quarter a year ago, despite continued downward pressure on asset yields,” said Grescovich.  Banner’s net interest margin was 4.11% in the first quarter of 2012, compared to 4.07% in the preceding quarter and 3.94% in the first quarter a year ago.

Deposit costs decreased by seven basis points in the first quarter compared to the preceding quarter and 37 basis points compared to the first quarter a year earlier.  Total funding costs for the first quarter of 2012 decreased six basis points compared to the previous quarter and 34 basis points from the first quarter a year ago.  Asset yields decreased two basis points compared to the prior quarter and decreased 16 basis points from the first quarter a year ago.  Loan yields decreased nine basis points compared to the preceding quarter and decreased 22 basis points from the first quarter a year ago.  Nonaccrual loans reduced the margin by approximately 13 basis points in the first quarter of 2012 compared to approximately 14 basis points in the preceding quarter and approximately 27 basis points in the first quarter of 2011.

“The continued growth in core deposits and the reduced drag from non-performing assets over the past year have led to a solid increase in our revenues from core operations* compared to the first quarter last year,” said Grescovich.  First quarter net interest income, before the provision for loan losses, was $41.1 million, compared to $41.6 million in the preceding quarter and $40.1 million in the first quarter a year ago.  Revenues from core operations* were $50.4 million in the first quarter of 2012, compared to $50.5 million in the fourth quarter of 2011 and $47.0 million in the first quarter a year ago.

Banner’s first quarter 2012 results included a net gain of $1.7 million for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.  In the preceding quarter Banner recorded a net loss of $1.8 million for fair value adjustments and in the first quarter of 2011 Banner recorded a net gain of $256,000 for fair value adjustments.

Total other operating income, which includes the above-mentioned changes in the valuation of financial instruments, was $11.0 million in the first quarter of 2012 compared to $7.2 million in both the preceding quarter and the first quarter a year ago.  Other operating income from core operations* (total other operating income, excluding fair value and OTTI adjustments) for the current quarter was $9.3 million, compared to $8.9 million for the preceding quarter and $7.0 million for the first quarter a year ago.

Deposit fees and other service charges were $5.9 million in the first quarter of 2012, equal to the preceding quarter and an 11% increase compared to $5.3 million in the first quarter a year ago.  As a result of exceptionally strong homeowner refinance activity, revenues from mortgage banking activities increased 37% to $2.7 million in the first quarter of 2012, compared to $1.9 million in the immediately preceding quarter.  Income from mortgage banking operations was $962,000 in the first quarter of 2011.

“Operating expenses declined for the first quarter compared to the preceding quarter and the first quarter a year ago, largely due to lower costs associated with the real estate owned portfolio, particularly valuation adjustments,” said Grescovich.  “These credit costs should continue to decline as further problem asset resolution occurs.”

Total other operating expenses (non-interest expenses) were $37.9 million in the first quarter of 2012, compared to $38.7 million in the preceding quarter and $38.1 million in the first quarter of 2011.  The decrease was largely a result of decreased costs related to real estate owned and FDIC deposit insurance, partially offset by increased compensation-related expenses.

BANR – First Quarter 2012 Results
April 23, 2012

*Earnings information excluding fair value and other-than-temporary impairment (OTTI) adjustments (alternately referred to as other operating income from core operations or revenues from core operations) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s results.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

Balance Sheet Review

“Loan balances declined slightly compared to the previous quarter, primarily as a result of the expected seasonal pay down of agricultural loans, the impact of refinancing activity on residential mortgage loans and further reductions in land development loans.  Production levels for targeted loans remained encouraging, resulting in a consistent pipeline of lending opportunities and modest growth in commercial business loans.  While we expect a continued challenging economic environment, we believe that our well-focused marketing efforts to attract business clients will allow us to capitalize on additional lending opportunities going forward,” said Grescovich.

Net loans were $3.15 billion at March 31, 2012, compared to $3.21 billion at December 31, 2011 and $3.23 billion a year ago.  Commercial and agricultural business loans were $798.5 million at March 31, 2012 compared to $819.6 million at December 31, 2011 and $765.9 million a year ago.  Commercial real estate and multi-family real estate loans were $1.21 billion at March 31, 2012, compared to $1.23 billion at both December 31, 2011 and at March 31, 2011.

The combined total of securities at fair value, available for sale and held to maturity, was $541.3 million at March 31, 2012 compared to $622.0 million at December 31, 2011 and $407.0 million at March 31, 2011.  The aggregate total of securities and interest-bearing deposits decreased to $685.2 million at March 31, 2012 compared to $691.7 million at December 31, 2011 and $678.9 million a year ago.  The change in the mix of interest-bearing deposits and securities holdings compared to a year ago reflects a modest extension of the expected duration of this aggregate position designed to increase the yield relative to interest-bearing deposits.  The securities purchased in recent periods were primarily short- to intermediate-term U.S. Government Agency notes and mortgage-backed securities and, to a lesser extent, intermediate-term tax-exempt municipal securities.

Deposits totaled $3.43 billion at March 31, 2012, compared to $3.48 billion at the end of the preceding quarter and $3.54 billion a year ago.  Non-interest-bearing accounts increased 24% to $771.8 million at March 31, 2012, compared to $622.8 million a year ago.  At December 31, 2011, non-interest-bearing accounts totaled $777.6 million.  Interest-bearing transaction and savings accounts were $1.46 billion at March 31, 2012, compared to $1.45 billion at December 31, 2011 and $1.46 billion a year ago.

“The improvements in our deposit mix are reflective of our super community bank strategy that is reducing our funding cost by remixing our deposits away from high-priced CDs, growing new client relationships, and improving our core funding position.  To that point, total transaction and savings accounts increased by 7% compared to a year ago and non-interest-bearing accounts increased by 24% over the same period,” said Grescovich.

On March 31, 2012, Banner Bank repaid a $50 million, three-year borrowing that was guaranteed under the FDIC Temporary Liquidity Guarantee Program (TLGP) as reflected in other borrowings on the attached financial statements.   Assets totaled $4.16 billion at March 31, 2012, compared to $4.26 billion at the end of the preceding quarter and $4.30 billion a year ago.

At March 31, 2012, total stockholders’ equity was $548.8 million, including $121.2 million attributable to preferred stock, and common stockholders’ equity was $427.6 million, or $23.77 per share.  In May 2011, Banner announced a 1-for-7 reverse stock split, which took effect on June 1, 2011.  Every seven shares of Banner’s pre-split common shares were automatically consolidated into one post-split share.  Taking the reverse stock split into account, Banner had 18.0 million shares outstanding at March 31, 2012, compared to 16.4 million shares outstanding a year ago.  At March 31, 2012, tangible common stockholders’ equity, which excludes other intangible assets and  preferred stock, was $421.9 million, or 10.15% of tangible assets, compared to $405.4 million, or 9.54% of tangible assets at December 31, 2011 and $377.3 million, or 8.79% of tangible assets a year ago.

Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation’s Tier 1 leverage capital to average assets ratio increased to 14.00% and its total capital to risk-weighted assets ratio increased to 18.98% at March 31, 2012.

Regulatory Agreements

On March 19, 2012, Banner Bank received notice from the FDIC and the Washington Department of Financial Institutions terminating their Memorandum of Understanding with Banner Bank dated March 23, 2010.  On April 10, 2012, Banner Corporation received notice from the Federal Reserve Bank of San Francisco terminating its Memorandum of Understanding with Banner Corporation dated March 29, 2010.

BANR – First Quarter 2012 Results
April 23, 2012

Conference Call

Banner will host a conference call on Tuesday, April 24, 2012, at 8:00 a.m. PDT, to discuss its first quarter results.  The conference call can be accessed live by telephone at (480) 629-9692 to participate in the call.  To listen to the call online, go to the Company’s website at www.bannerbank.com.  A replay will be available for a week at (303) 590-3030, using access code 4527868.

About the Company

Banner Corporation is a $4.16 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the FDIC, the Washington Department of Financial Institutions or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuations; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in Banner Corporation’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2012 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

BANR – First Quarter 2012 Results
April 23, 2012

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011

INTEREST INCOME
Loans receivable	$43,988	$45,115	$46,755
Mortgage-backed securities	927	922	875
Securities and cash equivalents	2,283	2,414	2,033
	47,198	48,451	49,663
INTEREST EXPENSE
Deposits	4,448	5,169	7,812
Federal Home Loan Bank advances	63	64	178
Other borrowings	549	559	579
Junior subordinated debentures	1,012	1,073	1,038
	6,072	6,865	9,607
Net interest income before provision for loan losses	41,126	41,586	40,056

PROVISION FOR LOAN LOSSES	5,000	5,000	17,000
Net interest income	36,126	36,586	23,056

OTHER OPERATING INCOME
Deposit fees and other service charges	5,869	5,894	5,279
Mortgage banking operations	2,649	1,936	962
Loan servicing fees	217	136	256
Miscellaneous	551	972	493
	9,286	8,938	6,990
Net change in valuation of financial instruments carried at fair value	1,685	(1,787)	256
Total other operating income	10,971	7,151	7,246

OTHER OPERATING EXPENSE
Salary and employee benefits	19,510	18,730	17,255
Less capitalized loan origination costs	(2,250)	(2,404)	(1,720)
Occupancy and equipment	5,477	5,379	5,394
Information / computer data services	1,515	1,388	1,567
Payment and card processing services	1,890	2,156	1,647
Professional services	1,344	1,210	1,672
Advertising and marketing	2,066	2,036	1,740
Deposit insurance	1,363	1,367	1,969
State/municipal business and use taxes	568	562	494
Real estate operations	2,598	4,365	4,631
Amortization of core deposit intangibles	552	555	597
Miscellaneous	3,280	3,323	2,898
Total other operating expense	37,913	38,667	38,144
Income (loss) before provision for (benefit from) income taxes	9,184	5,070	(7,842)

PROVISION FOR (BENEFIT FROM ) INCOME TAXES	- -	- -	- -
NET INCOME (LOSS)	9,184	5,070	(7,842)

PREFERRED STOCK DIVIDEND AND DISCOUNT ACCRETION
Preferred stock dividend	1,550	1,550	1,550
Preferred stock discount accretion	454	425	426
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$7,180	$3,095	$(9,818)

Earnings (loss) per share available to common shareholder
Basic	$0.40	$0.18	$(0.60)
Diluted	$0.40	$0.18	$(0.60)

Cumulative dividends declared per common share	$0.01	$0.01	$0.07

Weighted average common shares outstanding
Basic	17,761,667	17,269,269	16,271,621
Diluted	17,790,402	17,298,004	16,271,621
Common shares issued in connection with exercise of stock options or DRIP	474,296	522,223	278,940

BANR – First Quarter 2012 Results
April 23, 2012

FINANCIAL CONDITION
(in thousands except shares and per share data)	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011

ASSETS
Cash and due from banks	$55,723	$62,678	$44,381
Federal funds and interest-bearing deposits	143,885	69,758	271,924
Securities - at fair value	77,706	80,727	90,881
Securities - available for sale	386,716	465,795	240,968
Securities - held to maturity	76,853	75,438	75,114
Federal Home Loan Bank stock	37,371	37,371	37,371
Loans receivable:
Held for sale	4,623	3,007	1,493
Held for portfolio	3,225,039	3,293,331	3,324,587
Allowance for loan losses	(81,544)	(82,912)	(97,632)
	3,148,118	3,213,426	3,228,448

Accrued interest receivable	16,047	15,570	16,503
Real estate owned held for sale, net	27,723	42,965	94,945
Property and equipment, net	90,106	91,435	94,743
Other intangibles, net	5,777	6,331	8,011
Bank-owned life insurance	59,056	58,563	57,123
Other assets	35,683	37,255	39,291
	$4,160,764	$4,257,312	$4,299,703
LIABILITIES

Deposits:
Non-interest-bearing	$771,812	$777,563	$622,759
Interest-bearing transaction and savings accounts	1,457,030	1,447,594	1,459,895
Interest-bearing certificates	1,197,328	1,250,497	1,457,994
	3,426,170	3,475,654	3,540,648

Advances from Federal Home Loan Bank at fair value	10,467	10,533	10,567
Customer repurchase agreements and other borrowings	91,253	152,128	159,902
Junior subordinated debentures at fair value	49,368	49,988	48,395

Accrued expenses and other liabilities	21,136	23,253	20,958
Deferred compensation	13,580	13,306	14,489
	3,611,974	3,724,862	3,794,959
STOCKHOLDERS' EQUITY

Preferred stock - Series A	121,156	120,702	119,426
Common stock	540,068	531,149	513,950
Retained earnings (accumulated deficit)	(112,465)	(119,465)	(126,318)
Other components of stockholders' equity	31	64	(2,314)
	548,790	532,450	504,744
	$4,160,764	$4,257,312	$4,299,703
Common Shares Issued:
Shares outstanding at end of period	18,027,768	17,553,472	16,443,720
Less unearned ESOP shares at end of period	34,340	34,340	34,340
Shares outstanding at end of period excluding unearned ESOP shares	17,993,428	17,519,132	16,409,380

Common stockholders' equity per share (1)	$23.77	$23.50	$23.48
Common stockholders' tangible equity per share (1) (2)	$23.45	$23.14	$22.99
Common stockholders' tangible equity to tangible assets (2)	10.15%	9.54%	8.79%
Consolidated Tier 1 leverage capital ratio	14.00%	13.44%	12.50%
(1)	- Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	- Common stockholders' tangible equity excludes core deposits and preferred stock, core deposit and other intangibles.
Tangible assets excludes other intangible assets. These ratios represent non-GAAP financial measures.

BANR – First Quarter 2012 Results
April 23, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2012		Dec 31, 2011	Mar 31, 2011
LOANS (including loans held for sale)
Commercial real estate
Owner occupied	$468,318		$469,806	$521,823
Investment properties	612,617		621,622	564,337
Multifamily real estate	132,306		139,710	147,569
Commercial construction	40,276		42,391	26,580
Multifamily construction	20,654		19,436	19,694
One- to four-family construction	148,717		144,177	151,015
Land and land development
Residential	89,329		97,491	147,913
Commercial	12,044		15,197	30,539
Commercial business	609,497		601,440	577,128
Agricultural business including secured by farmland	188,955		218,171	188,756
One- to four-family real estate	619,511		642,501	665,396
Consumer	106,978		103,347	104,129
Consumer secured by one- to four-family real estate	180,460		181,049	181,201
Total loans outstanding	$3,229,662		$3,296,338	$3,326,080
Restructured loans performing under their restructured terms	$53,391		$54,533	$60,968
Loans 30 - 89 days past due and on accrual	$14,336		$9,962	$16,587
Total delinquent loans (including loans on non-accrual)	$79,249		$85,274	$148,285
Total delinquent loans / Total loans outstanding	2.45%		2.59%	4.46%

GEOGRAPHIC CONCENTRATION OF LOANS AT
March 31, 2012	Washington		Oregon	Idaho		Other	Total

Commercial real estate
Owner occupied	$355,126		$58,739	$51,341		$3,112	$468,318
Investment properties	473,807		91,070	42,581		5,159	612,617
Multifamily real estate	110,525		13,210	8,192		379	132,306
Commercial construction	23,748		6,861	9,667		- -	40,276
Multifamily construction	20,654		- -	- -		- -	20,654
One- to four-family construction	77,225		69,370	2,122		- -	148,717
Land and land development
Residential	47,833		39,135	2,361		- -	89,329
Commercial	9,338		887	1,819		- -	12,044
Commercial business	396,611		74,683	67,449		70,754	609,497
Agricultural business including secured by farmland	99,778		35,073	54,104		- -	188,955
One- to four-family real estate	379,602		210,708	26,977		2,224	619,511
Consumer	70,662		30,697	5,619		- -	106,978
Consumer secured by one- to four-family real estate	124,494		43,420	12,011		535	180,460
Total loans outstanding	$2,189,403		$673,853	$284,243		$82,163	$3,229,662

Percent of total loans	67.8%		20.9%	8.8%		2.5%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
March 31, 2012	Washington		Oregon	Idaho		Other	Total

Residential
Acquisition & development	$12,115		$14,708	$1,903	$	- -	$28,726
Improved lots	22,615		21,510	370		- -	44,495
Unimproved land	13,103		2,917	88		- -	16,108
Total residential land and development	$47,833		$39,135	$2,361	$	- -	$89,329
Commercial & industrial
Acquisition & development	$1,555	$	- -	$483	$	- -	$2,038
Improved land	3,458		- -	580		- -	4,038
Unimproved land	4,325		887	756		- -	5,968
Total commercial land and development	$9,338		$887	$1,819	$	- -	$12,044

BANR – First Quarter 2012 Results
April 23, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
ALLOWANCE FOR LOAN LOSSES

Balance, beginning of period	$82,912	$86,128	$97,401

Provision	5,000	5,000	17,000

Recoveries of loans previously charged off:
Commercial real estate	614	37	- -
Multifamily real estate	- -	- -	- -
Construction and land	370	762	35
One- to four-family real estate	5	241	52
Commercial business	236	511	81
Agricultural business, including secured by farmland	- -	5	- -
Consumer	136	73	78
	1,361	1,629	246
Loans charged off:
Commercial real estate	(1,323)	(1,575)	(989)
Multifamily real estate	- -	(11)	(427)
Construction and land	(2,924)	(3,269)	(10,537)
One- to four-family real estate	(966)	(3,324)	(2,209)
Commercial business	(1,407)	(1,172)	(2,368)
Agricultural business, including secured by farmland	(275)	(188)	(123)
Consumer	(834)	(306)	(362)
	(7,729)	(9,845)	(17,015)
Net charge-offs	(6,368)	(8,216)	(16,769)
Balance, end of period	$81,544	$82,912	$97,632

Net charge-offs / Average loans outstanding	0.20%	0.25%	0.50%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
Specific or allocated loss allowance
Commercial real estate	$17,083	$16,457	$11,871
Multifamily real estate	3,261	3,952	6,055
Construction and land	15,871	18,184	30,346
Commercial business	13,123	15,159	22,054
Agricultural business, including secured by farmland	1,887	1,548	1,441
One- to four-family real estate	12,869	12,299	8,149
Consumer	1,274	1,253	1,452

Total allocated	65,368	68,852	81,368

Estimated allowance for undisbursed commitments	651	678	1,158
Unallocated	15,525	13,382	15,106
Total allowance for loan losses	$81,544	$82,912	$97,632

Allowance for loan losses / Total loans outstanding	2.52%	2.52%	2.94%

Allowance for loan losses / Non-performing loans	126%	110%	74%

BANR – First Quarter 2012 Results
April 23, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
NON-PERFORMING ASSETS

Loans on non-accrual status
Secured by real estate:
Commercial	$10,541	$9,226	$23,443
Multifamily	- -	362	1,361
Construction and land	18,601	27,731	67,163
One- to four-family	19,384	17,408	16,571
Commercial business	10,121	13,460	15,904
Agricultural business, including secured by farmland	1,481	1,896	1,984
Consumer	2,572	2,905	4,655
	62,700	72,988	131,081

Loans more than 90 days delinquent, still on accrual
Secured by real estate:
Commercial	- -	- -	- -
Multifamily	- -	- -	- -
Construction and land	- -	- -	- -
One- to four-family	2,129	2,147	561
Commercial business	- -	4	14
Agricultural business, including secured by farmland	- -	- -	- -
Consumer	84	173	42
	2,213	2,324	617
Total non-performing loans	64,913	75,312	131,698
Securities on non-accrual	500	500	1,904
Real estate owned (REO) and repossessed assets	27,731	43,039	94,969
Total non-performing assets	$93,144	$118,851	$228,571

Total non-performing assets / Total assets	2.24%	2.79%	5.32%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
March 31, 2012	Washington	Oregon	Idaho		Other	Total
Secured by real estate:
Commercial	$7,698	$355	$2,488	$	- -	$10,541
Multifamily	- -	- -	- -		- -	- -
Construction and land
One- to four-family construction	3,782	2,226	243		- -	6,251
Commercial construction	942	- -	- -		- -	942
Multifamily construction	- -	- -	- -		- -	- -
Residential land acquisition & development	4,691	1,836	- -		- -	6,527
Residential land improved lots	424	2,309	73		- -	2,806
Residential land unimproved	287	916	88		- -	1,291
Commercial land acquisition & development	- -	- -	- -		- -	- -
Commercial land improved	454	- -	- -		- -	454
Commercial land unimproved	330	- -	- -		- -	330
Total construction and land	10,910	7,287	404		- -	18,601
One- to four-family	16,753	3,386	1,374		- -	21,513
Commercial business	9,511	138	472		- -	10,121
Agricultural business, including secured by farmland	1,346	- -	135		- -	1,481
Consumer	2,128	25	503		- -	2,656
Total non-performing loans	48,346	11,191	5,376		- -	64,913
Securities on non-accrual	- -	- -	500		- -	500
Real estate owned (REO) and repossessed assets	14,497	10,341	2,893		- -	27,731
Total non-performing assets at end of the period	$62,843	$21,532	$8,769	$	- -	$93,144

BANR – First Quarter 2012 Results
April 23, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2012		Mar 31,2011

Balance, beginning of period	$42,965		$100,872
Additions from loan foreclosures	1,601		14,916
Additions from capitalized costs	127		1,615
Dispositions of REO	(15,441)		(18,894)
Gain (loss) on sale of REO	100		(537)
Valuation adjustments in the period	(1,629)		(3,027)
Balance, end of period	$27,723		$94,945

	Quarters Ended

REAL ESTATE OWNED- FIVE COMPARATIVE QUARTERS	Mar 31, 2012		Dec 31, 2011	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011

Balance, beginning of period	$42,965		$66,459	$71,205	$94,945	$100,872
Additions from loan foreclosures	1,601		7,482	18,881	11,918	14,916
Additions from capitalized costs	127		150	1,107	1,532	1,615
Dispositions of REO	(15,441)		(28,299)	(19,440)	(32,437)	(18,894)
Gain (loss) on sale of REO	100		(170)	(725)	58	(537)
Valuation adjustments in the period	(1,629)		(2,657)	(4,569)	(4,811)	(3,027)
Balance, end of period	$27,723		$42,965	$66,459	$71,205	$94,945

REAL ESTATE OWNED- BY TYPE AND STATE	Washington		Oregon	Idaho	Total

Commercial real estate	$2,064	$	- -	$494	$2,558
One- to four-family construction	405		732	- -	1,137
Land development- commercial	3,875		75	200	4,150
Land development- residential	4,354		7,793	1,181	13,328
One- to four-family real estate	3,791		1,741	1,018	6,550
Total	$14,489		$10,341	$2,893	$27,723

BANR – First Quarter 2012 Results
April 23, 2012

DEPOSITS & OTHER BORROWINGS
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
DEPOSIT COMPOSITION

Non-interest-bearing	$771,812	$777,563	$622,759
Interest-bearing checking	368,810	362,542	361,430
Regular savings accounts	673,704	669,596	648,520
Money market accounts	414,516	415,456	449,945
Interest-bearing transaction & savings accounts	1,457,030	1,447,594	1,459,895
Interest-bearing certificates	1,197,328	1,250,497	1,457,994
Total deposits	$3,426,170	$3,475,654	$3,540,648

INCLUDED IN TOTAL DEPOSITS

Public transaction accounts	$68,590	$72,064	$62,873
Public interest-bearing certificates	69,856	67,112	67,527
Total public deposits	$138,446	$139,176	$130,400

Total brokered deposits	$30,978	$49,194	$92,940

OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$91,253	$102,131	$109,227
Temporary liquidity guarantee notes	- -	49,997	49,990
Other	- -	- -	685
Total other borrowings	$91,253	$152,128	$159,902

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
March 31, 2012	Washington	Oregon	Idaho	Total

	$2,599,804	$601,842	$224,524	$3,426,170

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
March 31, 2012	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated
Total capital to risk-weighted assets	$630,106	18.98%	$265,573	8.00%
Tier 1 capital to risk-weighted assets	588,116	17.72%	132,787	4.00%
Tier 1 leverage capital to average assets	588,116	14.00%	168,018	4.00%

Banner Bank
Total capital to risk-weighted assets	519,867	16.47%	252,445	10.00%
Tier 1 capital to risk-weighted assets	479,938	15.21%	126,223	6.00%
Tier 1 leverage capital to average assets	479,938	12.10%	158,658	5.00%

Islanders Bank
Total capital to risk-weighted assets	30,967	16.44%	15,066	10.00%
Tier 1 capital to risk-weighted assets	28,607	15.19%	7,533	6.00%
Tier 1 leverage capital to average assets	28,607	12.48%	9,172	5.00%

BANR – First Quarter 2012 Results
April 23, 2012

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended

OPERATING PERFORMANCE	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011

Average loans	$3,250,767	$3,237,305	$3,349,978
Average securities	660,638	670,807	465,017
Average interest earning cash	111,536	148,070	308,575
Average non-interest-earning assets	185,035	207,609	233,365
Total average assets	$4,207,976	$4,263,791	$4,356,935

Average deposits	$3,421,448	$3,477,587	$3,561,020
Average borrowings	280,439	294,675	322,261
Average non-interest-bearing other liabilities	(36,699)	(38,703)	(39,755)
Total average liabilities	3,665,188	3,733,559	3,843,526
Total average stockholders' equity	542,788	530,232	513,409
Total average liabilities and equity	$4,207,976	$4,263,791	$4,356,935

Interest rate yield on loans	5.44%	5.53%	5.66%
Interest rate yield on securities	1.92%	1.92%	2.38%
Interest rate yield on cash	0.23%	0.23%	0.23%
Interest rate yield on interest-earning assets	4.72%	4.74%	4.88%

Interest rate expense on deposits	0.52%	0.59%	0.89%
Interest rate expense on borrowings	2.33%	2.28%	2.26%
Interest rate expense on interest-bearing liabilities	0.66%	0.72%	1.00%
Interest rate spread	4.06%	4.02%	3.88%
Net interest margin	4.11%	4.07%	3.94%

Other operating income / Average assets	1.05%	0.67%	0.67%

Other operating income EXCLUDING fair value and OTTI
adjustments / Average assets (1)	0.89%	0.83%	0.65%

Other operating expense / Average assets	3.62%	3.60%	3.55%

Efficiency ratio (other operating expense / revenue)	72.77%	79.34%	80.64%

Return (Loss) on average assets	0.88%	0.47%	(0.73%)

Return (Loss) on average equity	6.81%	3.79%	(6.19%)

Return (Loss) on average tangible equity (2)	6.88%	3.84%	(6.30%)

Average equity / Average assets	12.90%	12.44%	11.78%

(1)	- Earnings information excluding fair value and OTTI adjustments (alternately referred to as other operating income from core operations or revenues from core operations) represent non-GAAP financial measures.

(2)	- Average tangible equity excludes core deposit and other intangibles and represents a non-GAAP financial measure.